July 27, 2006

Mr. J. Donald Oldham
19 Colburn Circle
Sudbury, MA 01776

Dear Don:

Lightbridge, Inc. is pleased to offer you the position of President of the Telecom Decisioning Services (TDS) business unit. Here are the details of this offer:

Compensation:

Salary $225,000.00 annualized base salary payable at $8,653.85 on a bi-weekly basis.

Bonus In addition, you will be eligible to participate in The Lightbridge Employee Bonus Plan. This bonus plan is based on attaining goals established for overall Lightbridge company and/or business unit performance as well as for your individual performance against objectives set by Lightbridge and may be subject to change at any time. Bonuses are not guaranteed. You will be eligible to receive a bonus of up to 50% of your annual base salary, pro-rated for 2006.

Stock Options Participation in the Lightbridge, Inc. 2004 Stock Incentive Plan, with a recommendation to our Compensation Committee to provide you with an option grant to purchase 100,000 common shares in the Company, subject to our customary new hire vesting schedule. When made, this grant will be made at the fair market value of our common stock on the date of grant and will be subject to the terms and conditions of the Lightbridge, Inc. 2004 Stock Incentive Plan and related documents.

Executive Retention In the event of a change of control, you will be offered the following,

Package subject to the other terms and conditions of our Executive Retention Agreement:

•	Lump sum payment of six (6) months of your annual salary

•	One (1) times your bonus earned for the prior year or if such bonus has not yet been determined, 60% of your target bonus for such year.

•	Six (6) months COBRA subsidy

•	Any unvested stock options will vest in full, exercisable within 90 days

In the event you are terminated by Lightbridge without cause under circumstances not involving a change of control, you will be offered the following, subject to the other terms and conditions of our executive separation agreement:

•	Payment of six (6) months of your annual salary as salary continuation

•	Six (6) months COBRA subsidy

Sign On Bonus: This offer includes a one-time sign on bonus of $25,000.00 which will be payable in your first paycheck (September 15, 2006). If you should voluntarily resign within 180 days of your start date, you will be required to reimburse Lightbridge 50% of the sign-on bonus adjusted for applicable payroll taxes withheld.

Benefits:

You will be eligible for all benefits currently available to Lightbridge Employees. Please refer to the enclosed Lightbridge Employee Benefits Package for information on these benefit plans. The Benefits Programs offered by Lightbridge will be reviewed during orientation on your first day of employment.

Lightbridge Company Confidentiality and Non Competition Agreement and Federal I-9:

This offer of employment is conditional on your willingness to sign and abide by the terms of this agreement, a satisfactory background check and any required action by the Lightbridge Board of Directors. Please note that upon your appointment to your position, you will also be subject to Section 16 of the Securities Exchange Act of 1934 and required to file the reports required for by that Section. Enclosed is a copy of our standard Company Confidentiality and Non-Competition Agreement for your signature upon acceptance of this position. Please return this, together with your signed offer acceptance and background check authorization, in the envelope provided.

We are required by the Federal Immigration Reform and Control Act to have proof of your eligibility to work in the United States on file at the time of your employment with us. The enclosed I-9 form describes the types of identification that will satisfy this requirement (driver’s license and Social Security card OR U.S. Passport – expired is OK). Please bring this with you on your first day of work.

This is an offer of at-will employment: As an employee, you are free to leave Lightbridge, and as an employer, Lightbridge is free to terminate your employment. In making this offer of at-will employment, Lightbridge understands that you are under no obligation to any former employer or person, firm or corporation, which would prevent, limit, or impair in any way the performance by you of your duties as an employee of Lightbridge. Please advise us immediately if our understanding is incorrect. If you have any questions, please don’t hesitate to contact Kathy Harris, Vice President of Human Resources at (781) 359-4370.

Please indicate your acceptance of this offer by signing on the line provided below and returning the original to Kathy Harris, along with the signed Company Confidentiality and Non-Competition agreement and FCRA Disclosure & Authorization, on or before July 31, 2006. I look forward to you joining Lightbridge on Monday August 28, 2006, your planned start date.

Sincerely,

/s/ Robert E. Donahue
Robert E. Donahue
Chief Executive Officer

Accepted:

/s/ J. Donald Oldham